Filed Pursuant To Rule 433

Registration No. 333-286293

April 4, 2025

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1908252414337311109

Tweet 1:

Every quarter we rebalance and update the components of our four multi-asset funds, Grayscale Digital Large Cap Fund, Grayscale DeFi Fund, Grayscale Smart Contract Fund and Grayscale Decentralized AI Fund.

Read on for our Q2 updates

Tweet 2:

At the end of the day on 4/3/2025, Grayscale Digital Large Cap Fund’s (ticker: $GDLC) Components were a basket of the following assets and weightings.

#bitcoin #ether $XRP $SOL $ADA

Learn more: https://www.grayscale.com/crypto-products/grayscale-digital-large-cap-fund

GDLC

GRAYSCALE®

Grayscale® Digital Large Cap Fund

Name	Ticker	Weight
Bitcoin	BTC	79.59%
Ether	ETH	10.54%
XRP	XRP	5.86%
Solana	SOL	2.88%
Cardano	ADA	1.13%

Holdings are current as of April 3, 2025
and are subject to change without notice

Tweet 3:

At the end of the day on 4/3/2025, Grayscale DeFi Fund’s Components were a basket of the following assets and weightings.

$DEFG $UNI $AAVE $MKR $LDO $CRV

Learn more: https://www.grayscale.com/crypto-products/grayscale-decentralized-finance-fund

DEFG

GRAYSCALE

Grayscale Decentralized Finance (DeFi) Fund

Name	Ticker	Weight
Uniswap	UNI	42.75%
Aave	AAVE	27.44%
MakerDAO	MKR	12.81%
Lido	LDO	8.80%
Curve	CRV	8.20%

Holdings are current as of April 3, 2025
and are subject to change without notice

Tweet 4:

At the end of the day on 4/3/2025, Grayscale Smart Contract Fund’s Components were a basket of the following assets and weightings.

$ether $SOL $ADA $AVAX $SUI $DOT

Learn more: https://www.grayscale.com/crypto-products/grayscale-smart-contract-fund

Grayscale® Smart Contract Fund

GRAYSCALE®

Name	Ticker	Weight
Ether	ETH	30.92%
Solana	SOL	29.05%
Cardano	ADA	22.91%
Avalanche	AVAX	7.45%
Sui	SUI	7.04%
Polkadot	DOT	2.63%

Holdings are current as of April 3, 2025
and are subject to change without notice

Tweet 5:

At the end of the day on 4/3/2025, Grayscale Decentralized AI Fund’s Components were a basket of the following assets and weightings.

$NEAR $TAO $FIL $RENDER $GRT

Learn more: https://www.grayscale.com/crypto-products/grayscale-decentralized-ai-fund

GRAYSCALE

AI Fund

Grayscale Decentralized AI Fund

Name	Ticker	Weight
NEAR Protocol	NEAR	30.94%
Bittensor	TAO	20.42$
Filecoin	FIL	20.12%
Render	RENDER	19.26%
The Graph	GRT	9.26%

Holdings are current as of April 3, 2025
and are subject to change without notice

Tweet 6:

Read the press release https://www.globenewswire.com/news-release/2025/04/04/3056200/0/en/Grayscale-Investments-Announces-Rebalancing-of-Multi-Asset-Funds-for-First-Quarter-2025.html

Tweet 7:

Investing involves risk, including possible loss of principal.

LinkedIn Post:

Live Address: https://www.linkedin.com/feed/update/urn:li:ugcPost:7314018128529612800/

Every quarter we rebalance and update the components of our four multi-asset funds, Grayscale Digital Large Cap Fund, Grayscale DeFi Fund, Grayscale Smart Contract Fund and Grayscale Decentralized AI Fund.

Read the press release: https://www.globenewswire.com/news-release/2025/04/04/3056200/0/en/Grayscale-Investments-Announces-Rebalancing-of-Multi-Asset-Funds-for-First-Quarter-2025.html

-

Holdings are subject to change.

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.

Investing involves risk, including possible loss of principal.

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.